Exhibit 8.3

                           DAVIS POLK & WARDWELL
                           450 LEXINGTON AVENUE
                         NEW YORK, NEW YORK 10017


                              (212) 450-4571


                                                   February 7, 1996



Morgan Stanley Group Inc.
1585 Broadway
New York, NY 10036


         Re:  Morgan Stanley Group Inc. Telebras
              PERQS Due February 16, 1999
              __________________________________

Dear Sirs:

         We have acted as special tax counsel for Morgan Stanley Group Inc. (the "Company") in connection with the issuance of the Company's 3,000,000 Telebras PERQS due February 16, 1999, (the "Notes"). We hereby confirm the opinion (the "Opinion") set forth under the caption "Certain U.S. Federal Income Tax Considerations" in the prospectus supplement dated February 7, 1996 relating to the Notes (the "Prospectus Supplement").

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the offering of the Notes. We also consent to the use of our name under the caption "Certain U.S. Federal Income Tax Considerations" in the Prospectus Supplement.

                                 Very truly yours,

                                 DAVIS POLK & WARDWELL